Exhibit 10.18

SUB-LEASE

This Sub-lease, made this 1st day of July, 2003, between Queensbury Village, Inc., 234 North James Street., Newport, DE 19804 (hereinafter the “Landlord”) and SFA Inc., Frederick Manufacturing Division (hereinafter the “Tenant”).

The Landlord hereby sublets unto Tenant and Tenant hereby hires and takes from Landlord the rental space (the “rental space”) as more particularly described in paragraph 1a below, being a part of a 245,910 square foot building (the “Building”) located on that the real property known as 28712 Glebe Road, Easton, MD, as shown on Exhibit A attached (the “property”). The word “property” shall include common areas. The rental space shall be as approximately defined as set forth on Exhibits B. The parties acknowledge that the Landlord cannot deliver all the rental space as reflected; however, Landlord is anticipating delivery as approximately set forth below.

To have and to hold the premises unto Tenant, its successors and assigns subject to all of the following terms, covenants, conditions, and agreements herein contained for a term of two (2) years commencing occupancy on or about July 1, 2003 and ending June 30, 2005, or until said term is sooner terminated pursuant to any provisions of this sub-lease (“Lease Term”).

1. RENT: Tenant will pay rent to the Landlord at the Landlord’s address. Each monthly installment is due before the sixth day of the month for which it is made. Tenant’s share of common expenses are payable with the monthly installment of rent.

a. The monthly installment of rent shall be based on the amount of square footage of the Building used by the Tenant and as agreed to between the parties. It is initially believed that the Tenant will lease space per the following schedule:

32,000 square feet of Building	–	July 1, 2003 to July 31, 2003
89,000 square feet of Building	–	August 1, 2003 to August 31, 2003
120,000 square feet of Building	–	September 1, 2003 to September 30, 2003

b. The rate of rent shall be $3.00 (on an annualized basis) per square foot until such time as the Tenant takes 120,000 square feet of the Building.

From the time Landlord makes 120,000 square feet of the Building available to Tenant (anticipated to be about October 1, 2003), the rate of rent shall be adjusted to $2.00 a square foot. This rental rate of $2.00 per square foot will be in effect for a period of one (1) year – measured ten (10) days from the date Landlord provides notice to Tenant that 120,000 square feet is available.

Should Landlord be unable to make available 120,000 feet of the Building by October 1, 2003, then the rate of rent shall be adjusted to $2.00 per square feet for that area of the Building in possession of the Tenant – for a period of one (1) year.

After the expiration of the aforementioned one year period of Tenant paying rent at $2.00 per square foot, the rental rate shall be adjusted to $3.00 per square foot through the end of the Lease Term.

Tenant agrees to take at least 120,000 square feet of floor space of the Building when offered by the Landlord. In light of where to satisfactorily divide the rental space among columns the parties further agree that they will mutually agree, which agreement shall not unreasonably be withheld, to the final configuration – not withstanding that it might not equal 120,000 square feet – it will be deemed to equal 120,000.

c. Landlord warrants that it shall use reasonable efforts to make available at least 120,000 square feet of Building to Tenant on or before October 1, 2003.

d. For the initial Lease Term of two years the common area maintenance costs and the cost of real estate taxes and insurance for the property shall be fixed at $.85 per square foot leased by Tenant. This shall be in addition to the monthly installment of rent as provided for in paragraph 1b above.

e. Notwithstanding any provision herein to the contrary, before July 1, 2004, Tenant shall have a one-time right to decrease the amount of the square feet rented to an amount not less than 50,000 square feet. Tenant shall give Landlord at least 90 days notice of such diminution, otherwise such notice shall have no effect.

f. Timely payment is of the essence of this sub-lease and Tenant may not delay or refuse any payment of any kind for any reason. For each payment that is late, and for each check on Tenant’s account deposited by Landlord and returned unpaid for any reason, Tenant will pay on demand for Landlord’s additional expense an amount equal to the greater of $100.00 or 5% of the check or late amount, plus interest at the lower of 18% per year or the maximum rate allowed by usury protection where the property is located.

2. POSSESSION: The Tenant acknowledges that the Building will be shared with other tenants. The parties agree to mutually determine the amount of square footage available to lease to the Tenant. It is contemplated that the rental space (approximately 32,000 square feet) will be ready for the Tenant on or about July 1, 2003 or as soon thereafter as is reasonably possible. Tenant accepts the rental space in “AS IS” condition as of the date of this sub-lease. If a certificate of occupancy is required the parties shall mutually seek same, with any costs equally divided.

3. USE OF RENTAL SPACE:

a. Tenant may use the rental space for light manufacturing, warehousing and office. The rental space shall not be used for any other purpose without the written consent of the Landlord.

b. Tenant shall comply with all governmental laws, ordinances and regulations applicable to use of the rental space, and shall promptly comply with all governmental orders and directives for the correction, prevention and abatement of nuisances in or upon or connected with its use of the rental space, all at Tenant’s sole risk and expense.

c. Tenant shall have the right to use the parking areas (as delineated on Exhibits B), which are part of the common areas. Additionally, the Tenant shall have the right to use those restrooms located at column D-8/9. Landlord will not be responsible for maintaining the visual appearance of the lot area. It is anticipated that the tenant will not be responsible to provide any screening that may be required by the local government in the outside area of container staging.

4. UTILITY SERVICES: The Landlord shall, at its expense, furnish a heating and cooling system for the rental space. The Tenant shall pay for all electricity, gas, fuel oil, sewer charges, and water consumed by the Tenant on the rental space.

5. MAINTENANCE BY LANDLORD: Landlord shall at its expense maintain, including replacement if necessary, only the roof, foundation, HVAC equipment, and the structural soundness of the exterior walls of the building in good repair and condition, including termite eradication throughout, but excluding all windows, window glass, plate glass, and all doors. Notwithstanding the foregoing, Tenant shall repair and pay for any damage caused by Tenant’s negligence or default hereunder or that of its agents, invitees, employees, and customers. Tenant shall immediately give written notice to Landlord of the need for repairs and Landlord shall proceed promptly to make such repairs. Landlord’s liability hereunder shall be limited to the cost of such repairs or corrections.

6. MAINTENANCE BY TENANT:

a. Tenant covenants throughout the term, at its expense, to maintain in good order and repair the interior structure of the rental space, and to maintain and replace when necessary, all window and door glass therein, interior and exterior, to maintain and repair all building service equipment therein including, but not limited to, electrical, plumbing, and sprinkler equipment, pipes, wires, ducts, fixtures, and appliances; to make all ordinary and necessary repairs, to keep the rental space in a safe, clean and sanitary condition, to provide for the removal of trash and rubbish, and to surrender the rental space at the end of the term in as good condition as when received except for ordinary wear and use. Tenant shall be responsible for the maintenance of the restrooms on the First and Second Floors.

b. Notwithstanding anything herein contained, the Landlord’s obligation with respect to the repair of any damage to the rental space caused by fire or other casualty or by a condemnation shall be determined under the provisions of paragraphs 7 and 8, respectively, and not of this Paragraph.

c. Should Landlord fail to perform any of the duties required to be performed by it pursuant to this paragraph of this Sub-lease within forty-five (45) days after such failure (and after providing notice to Landlord of such failure), Landlord agrees that Tenant may have the necessary work performed by a responsible contractor to be selected by the Tenant after receiving three (3) bids for the required work. The Tenant shall not, however, have any required work performed without first giving the Landlord thirty (30) days notice in writing. The Tenant may deduct the cost of all such necessary repairs to the rental space, which it has made from the monthly rent or rentals.

7. FIRE AND OTHER CASUALTIES: If the rental space is damaged or destroyed by fire or other casualty, Tenant shall give prompt notice thereof to Landlord.

a. If in the mutual judgment of Tenant and Landlord, the rental space is not usable for Tenant’s purposes the Landlord may, at its option, either terminate this Sub-lease or elect to repair and/or rebuild the Rental space. The Landlord shall notify the Tenant as to its election within thirty (30) days after Tenant’s notice to Landlord. If the Landlord elects to terminate this Sub-lease, the Sub-lease shall be deemed terminated as of the date of the casualty, any rent paid being appropriately apportioned. If the Landlord elects to rebuild and/or repair the Rental space, the Landlord and Tenant shall, as soon as possible after receipt by Tenant of Landlord’s notice, enter into good faith negotiations to determine the terms for the repair or rebuilding of the rental space, it being understood that in no event shall rent accrue or be payable hereunder between the date of the casualty and completion of all repairs. If, within sixty (60) days after Tenant has notified Landlord of the occurrence of a casualty, no satisfactory terms have been reached, the Tenant may terminate the Sub-lease without liability as of the date of casualty, any rent paid being appropriately apportioned.

All such work to be performed by Landlord, hereunder shall be done in such manner that upon completion thereof, the Rental space as restored shall be as useful for its intended purposes as immediately prior to the occurrence of the casualty.

b. If, in the mutual judgment of the Landlord and Tenant, the Rental space is usable for Tenant’s purposes, such destruction shall in no way annul or void the Sub-lease, except that, the annual rent payable under Para. 1 hereof shall be appropriately reduced and adjusted between Landlord and Tenant as of the date of the occurrence of the casualty, which reduction shall be in accordance with the ratio which the area of the damaged Rental space bears to the area of the rental space prior to the occurrence of the casualty. The Landlord shall restore the Rental space within a single one hundred twenty (120) day period; provided, however, that in the event Landlord is unable to complete the necessary repairs within said one hundred twenty (120) day period because of events beyond its control, such as inclement weather, strikes, lack of an available work force, or acts of God, then the one hundred twenty (120) day period shall be adjusted to reflect the delays caused by such events.

8. CONDEMNATION:

a. If the rental space shall be taken under any condemnation or eminent domain proceeding, or if such part of the Rental space shall be taken that in the mutual judgment of the Landlord and Tenant, the remainder is not suitable for the Tenant’s purposes as set forth in Paragraph 3 hereof, then this Sub-lease shall terminate as of the date Tenant’s use and occupancy thereof was terminated. Any rent paid shall be appropriately apportioned.

b. If any part of the rental space shall be taken under any condemnation or eminent domain proceeding that, in the mutual judgment of the Landlord and Tenant, the remainder is suitable for the Tenant’s purposes as set forth in Paragraph 3 hereof, then the annual rent payable under Paragraph 1 hereof shall be appropriately reduced and adjusted between Landlord and Tenants as of the date Tenant shall be required to surrender to the taking authority the taken portion of the rental space, which reduction shall be in accordance with the ratio which the area of the taken portion of the rental space bears to the area of the entire Rental space prior to the taking.

c. Tenant shall not be entitled to compensation for the value of its leasehold interest.

The provisions of this Paragraph 8 shall survive termination or expiration of this Sub-lease.

9. ALTERATIONS, CHANGES AND IMPROVEMENTS: Tenant shall not create any openings in the roof or exterior walls, nor make any alterations, additions, or improvements to the rental space without the Landlord’s prior consent. Consent for those alterations, additions or improvements shall not be unreasonable withheld by Landlord. Tenant shall have the right at all times to install Tenant’s shelves, bins, equipment [consistent with the Tenant’s intended use of the rental space] (and with Landlords approval, which shall not unreasonably be withheld, Tenant signage and communications antenna [approximately 14 inches in height]); provided, Tenant complies with all applicable governmental laws, ordinances and regulations, and further provided that such installations by Tenant shall not overload, damage or deface the rental space and shall be done in good and workmanlike manner.

In making any alterations, additions or improvements, Tenant shall not do or suffer, nor have power to do or suffer, anything to be done whereby the rental space may be encumbered by a mechanics’ lien or claim. Nothing contained herein shall be taken as giving expressly or impliedly to Tenant any power to subject the rental space to any mechanics’ lien or claim, it being intended that whatever is done by Tenant shall be done solely at Tenant’s own cost, risk and expense. Tenant shall whenever and as often as any mechanics’ lien or claim is filed against the Rental space purporting to be for labor or materials furnished or to be furnished, discharge the same of record within ten (10) days after the date of filing, or deposit with Landlord an amount equal to the amount claimed in such mechanics’ lien proceeding or claims. Tenant shall save Landlord harmless from and indemnify Landlord against, any and all claims for injury, loss or damage to persons or property caused by or resulting from the doing of any such work.

10. ASSIGNMENT AND SUBLEASING: Provided Tenant is not in default of any of the terms, conditions or covenants contained in this Sub-lease, Tenant shall not, without the prior consent of the Landlord, which consent shall not be unreasonable withheld, assign this Sub-lease or sublet to an affiliated company of Tenant or its parent company. No assignment or subletting shall be for any use which is unlawful, detrimental to the rental space, more hazardous on account of fire or otherwise, or for a use that will cause greater wear and tear than the use for which the rental space is leased as defined in Paragraph 3 hereinabove for a term which would extend beyond the termination date of the primary term of this Sub-lease. Notwithstanding any such sublease or assignment, Tenant shall remain principal obligor to the Landlord under all the terms, conditions, covenants and obligations of this Sub-lease; and, the acceptance of an assignment or subletting of the rental space by any firm, person or corporation shall be construed as a promise on the part of such assignee or subtenant to be bound by and perform all of the terms, conditions and covenants by which Tenant herein is bound. No such assignment or subletting shall be construed to constitute a novation or a release of any claim Landlord may then or thereafter have against Tenant hereunder. In the event of default by Tenant while the rental space is assigned or sublet, Landlord, in addition to any other remedies provided herein (or provided by law), may at Landlord’s option, collect directly from such assignee or subtenant all rents becoming due to Tenant under such assignment or sublease and Landlord may apply such rent against any sums due to Landlord by Tenant hereunder. No direct collection by Landlord from any such assignee or subtenant shall release Tenant from the further performance of its obligations hereunder.

11. LANDLORD’S RIGHT OF ENTRY: Landlord shall have the right to enter upon the rental space or any part thereof without charge at all reasonable time and in the case of emergency, at any time, for the purpose of determining whether the covenants herein contained are being carried out by Tenant, to inspect the physical condition of the rental space, to make or facilitate any repairs or alterations to the rental space (but nothing contained in this Para. shall obligate Landlord to make any repairs or alterations), to show the rental space to prospective purchasers or tenants and Tenant shall not be entitled to any abatement or reduction of rent damages by reason of any of the foregoing. Provided, however, that any such access shall only be allowed if Landlord or his representative is accompanied by an employee of the Tenant, and Tenant hereby agrees not to unreasonably withhold the providing of said employee for this purpose.

12. DISPUTES: Any dispute arising out of this Sub-lease shall be settled by arbitration as provided herein (Philadelphia Office). Within ten (10) days after either party shall have requested arbitration in writing, the parties shall agree on an impartial arbitrator, and failing agreement, he shall be selected by the American Arbitration Association at the request of either party. The arbitration shall be conducted in accordance with the rules then obtaining of the American Arbitration Association and judgment upon the award granted by the arbitrator may be entered in any court having jurisdiction thereof. Fees, costs and expenses of the arbitrator shall be borne by the party against whom the arbitrator shall be determined or, in the case of determination by compromise by the parties in such proportion as the arbitrator shall designate.

13. QUIET ENJOYMENT: Landlord covenants that so long as Tenant is not in default hereunder, Tenant shall peacefully and quietly have, hold and enjoy the rental space for the term of this Sub-lease.

14. NOTICES: Unless otherwise provided in this Sub-lease, all notices, demands, requests or other communications hereunder which may be or are required to be given by either party to the other shall be in writing and shall be deemed to have been duly given, effective upon mailing first class certified mail, return receipt requested, to the appropriate party at its address as set forth below or to such other address as may have been furnished in writing to the party giving the notice by the party to whom notice is to be given:

TO TENANT:	SFA Inc., Frederick Manufacturing Division 20 South Wisner Street Frederick, MD 21701 Attn.: Keith Buchanan

TO LANDLORD:	Queensbury Village, Inc. 234 North James Street Newport, DE 19804 Attn.: Gregory Pettinaro

15. SURRENDER: Tenant shall, upon expiration of this Sub-lease, quit and surrender the rental space in the same condition in which said rental space was at the beginning of this Sub-lease, except for reasonable wear and tear, natural deterioration beyond the control of Tenant and damage by fire or other casualty not caused by Tenant, its agents, invitees, employees or customers or tornado. Tenant shall remove from the rental space any and all alterations, additions, improvements, equipment and fixtures installed by Tenant. Any damage done to the rental space by the Tenant’s removal of anything, which may so be removed hereunder by Tenant, shall be repaired by the Tenant at its sole cost and expense. Landlord may, but need not, treat as abandoned any property in the rental space at lease end. This paragraph shall survive ending of the sublease.

16. REAL ESTATE TAXES:

The Landlord covenants that it shall pay all special charges and assessments levied or otherwise imposed on the rental space (except for those relating to Tenant’s business use of the rental space) including, but not limited to, special charges and assessments for the construction, installation, repairs and maintenance of roads, sewage systems and street lighting. In the event of non-payment thereof, Tenant shall have the option of paying the same and crediting such payment against rent due or to become due hereunder.

17. INSURANCE:

a. Tenant shall provide comprehensive liability insurance coverage on the rental space issued by an insurance company and broker acceptable to the Landlord, naming Landlord as an additional named insured, covering both property and bodily injury, with limits of at least $1,000,000 per occurrence and $2,000,000 for all occurrences in one year, and with right to cancel or refuse renewal only on 30 days written notice to the Landlord. Tenant shall provide Landlord with evidence of coverage before taking possession of the Rental space, and evidence of renewal at least 20 days before any policy expires. If Tenant fails to provide required insurance, Landlord may do so and Tenant must reimburse the cost on demand.

b. The Landlord will place fire and extended coverage insurance upon all buildings and other improvements constituting a part of the rental space and the amount shall be for 80% of the replacement value thereof.

18. EQUIPMENT WARRANTY: Landlord hereby agrees to give Tenant the benefit of any and all warranties or guarantees, if any, which Landlord may have or to which Landlord is entitled, covering plumbing or any other portion of the herein rental space which is the subject of a warranty of guaranty and for which Tenant is responsible under this Sub-lease, and covering the roof if Tenant performs Landlord’s obligation with respect thereto under Paragraph 6d of this Sub-lease.

19. DEFAULT: If during the term of this Sub-lease there shall occur any of the following events:

a. if the Tenant shall file a voluntary petition in bankruptcy or for reorganization, or shall make an assignment for the benefit of its creditors, or shall admit in writing its inability to pay its debts generally as they become due, or

b. if a receiver, trustee or liquidator of the Tenant or if all or substantially all of the property of the Tenant shall be appointed in any proceeding brought by the Tenant, or if any such receiver, trustee or liquidation shall be appointed in any proceeding brought against the Tenant and such receiver, trustee or liquidator shall not be discharged within sixty (60) days after such appointment, or if the Tenant by the order or decree of a court shall be adjudicated a bankrupt or declared insolvent, or shall be dissolved, or

c. if a petition proposing the liquidation or reorganization of the Tenant pursuant to the Federal Bankruptcy Act or any similar law, Federal or State, shall be filed against the Tenant and such petition shall not be discharged or denied within sixty (60) days, or

d. if the interest of the Tenant in the rental space shall be sold under execution of other legal process, or

e. if the Tenant shall fail to pay, when due, any installment of rent or sum payable as rent.

f. if the Tenant shall default in the performance of any other non-monetary requirement of this Sub-lease and any such failure shall continue for twenty (20) days and which Tenant shall not in good faith and with due diligence be proceeding to cure.

In any of such events of default (i.e. as set forth above in Paragraph 19 a-f) Landlord may at Landlord’s option either terminate this Sub-lease or re-enter and take possession of the Rental space, and either the giving of such notice or such re-entry and taking possession shall terminate this Sub-lease and all the right, title and interest of Tenant hereunder, without prejudice, however, to the right of the Landlord to exercise all other available legal remedies and without discharging Tenant from any of its liabilities hereunder.

In the case of any default hereunder, Landlord shall have the right to pursue statutory summary possession proceedings without prejudice to Landlord’s exercise of its other remedies hereunder.

In the case of any default hereunder, Landlord may exercise its statutory remedy of distress for rent without prejudice to Landlord’s exercise of its other remedies hereunder.

20. INDEMNIFICATION OF LANDLORD: Landlord shall have no liability to Tenant or to third persons for property damage or personal injuries resulting from any act or omission by Tenant under this Sub-lease, and Tenant shall indemnify and save Landlord harmless from all liability, loss and claims of every kind and nature arising out of the obligations of Tenant undertaken herein, excepting, however, losses or claims paid for by insurance, and damage, personal injuries, liability, loss or claims caused by the negligence of Landlord, its agents, representatives or invitees.

21. SUBORDINATION & ESTOPPEL:

a. This Sub-lease and all rights under the sub-lease are subject and subordinate to any lien of mortgage on the property. However, at the sole and absolute election of a mortgage holder, this sub-lease and Tenant’s rights under it shall be superior and prior in right to that mortgage-holder’s lien with the same force and effect as if this Sub-lease had been made and delivered prior to the mortgage. Tenant hereby, without claim for Landlord defaults prior to exercise of rights under any mortgage, attorns to (agrees to remain a tenant of) and will treat as new landlord (i) a holder of a mortgage who becomes (a) mortgagee in possession or (b) owner of the property by deed, foreclosure or otherwise and (ii) a Mortgage holder’s successors and assigns by assignment or foreclosure of lien or otherwise. This subordination and attornment are self-

operative and without need of further instrument or action to have effect, but Tenant shall provide such further written assurances thereof as Landlord may from time to time request. For all purposes of this sub-lease the word “mortgage” means any mortgage made before the date of this Sub-lease or later, and all renewals, extensions and replacements of a mortgage.

b. Estoppel – Upon written request, Tenant shall sign and return to Landlord any requested writing certifying (i) the sub-lease is in full effect, (ii) the Landlord is in full compliance without offset, (iii) Tenant’s payments are made to dates specified and (iv) other matters Landlord reasonably requires.

c. Remedies – Upon any request under 21a or 21b not fully met within five business days the Tenant shall be deemed to then admit Landlord’s full compliance and all other certifications sought under 21b, and in the Landlord’s sole and absolute discretion, any or all of the following shall apply: (i) Tenant shall pay any damage Landlord suffers because of Tenant’s failure to comply, (ii) Landlord shall have an irrevocable and durable power of attorney coupled with an interest to sign and deliver any requested writing for the Tenant; and/or (iii) if the request refers to this paragraph, the Landlord may end this sub-lease immediately upon notice to Tenant.

22. DEFINITION OF LANDLORD AND TENANT: Whenever used herein, the words “Landlord” and “Tenant” shall be construed to mean Landlords and Tenants where there is more than one Landlord or Tenant, and the necessary grammatical changes required to make the provisions hereof apply either to corporations, partnerships or individuals, men or women, shall in all cases be assumed as though in each case fully expressed. Each of the provisions of this sub-lease shall extend to, and shall bind or inure to the benefit of not only Landlord and Tenant, but also their respective heirs, successors, legal representatives and assigns, so far as this Sub-lease and the term hereby created is assignable by the terms hereof.

23. TITLES OF NO EFFECT. The titles set forth in this Sub-lease, and the references to such titles at various places in this Sub-lease, are intended for ease of reference only and shall have no force or effect in the interpretation of this Sub-lease.

24. ENTIRE AGREEMENT: This Sub-lease Agreement embodies the entire agreement between the parties hereto and there have been no agreements, representations, or warranties between the parties other than those set forth or provided for herein. This Sub-lease may not be changed or modified in whole or in part except by supplemental Sub-lease signed by the parties hereto.

25. OPTIONS: This Sub-lease may be extended for five (5) new term(s), at the option of Tenant only, upon the following conditions:

a. Prior to the commencement of the new term there has been no material default for which Landlord may have terminated the sub-lease, whether or not Landlord served notice or took other action to terminate.

b. The Tenant shall mail written notice of exercise of this option to Landlord, postmarked at least 120 days preceding the commencement of the new term.

c. The monthly installment of rent shall increase annually three and one-half percent (3.5%) over the previous year.

d. The charges for real estate taxes, insurance and common area maintenance shall be mutually agreed to prior to the commencement of the option term(s).

e. The length of each new term shall be, and it shall commence immediately upon the expiration of the term during which the notice is sent and shall be under the same terms and conditions as provided in the sub-lease;

f. If an option to extend the term of the Sub-lease is not exercised then all other options to renew shall automatically terminate and be null and void.

26. SECURITY DEPOSIT: Tenant has deposited with Owner $20,000, receipt whereof is hereby acknowledged, as security for the full and faithful performance of each and every term provision, covenant and conditions of this sub-lease. In the event Tenant defaults in respect of any of the terms, provisions, covenants or conditions of this sub-lease, including but not limited to the payment of rent, Owner may use, apply or retain the whole or any part of such security for the payment of any rent in default or for any other sum which Owner may spend or be required to spend by reason of Tenant’s default. Should Tenant faithfully and fully comply with all of the terms, provisions, covenants and conditions of this sub-lease, the security deposit or any balance thereof shall be returned to Tenant at the expiration of the term hereof. Tenant shall not be entitled to any interest on said security deposit.

27. RIGHT OF FIRST REFUSAL: After July 1, 2004, Tenant shall have a right of first refusal to lease space in the Building adjacent to the rental space (the “Adjacent Space”). Landlord shall notify Tenant in writing when Landlord has received a written offer by a third party (the “Offer”) to lease any Adjacent Space. Tenant shall have ten (10) days within which to notify Landlord of Tenant’s intention to lease the Adjacent Space on the same terms of the Offer. Should Tenant decide not to lease the Adjacent Space on the same terms as the Offer, then this right of first refusal shall be null and void.

28. LANDLORD LIABILITY: Landlord will not be liable to Tenant for damages from leaks or dampness; work on the rental space, common area or other space; the failure of any heating, cooling, plumbing, electrical or other equipment; failure of the structure; failure of any wall, floor, or roof-surface material or treatment; acts or negligence of other tenants or their invitees; for any damage usually covered by a policy of insurance generally available to a tenant; any cause other than Landlord’s malicious act or gross negligence.

29. RULES AND REGULATIONS: Tenant will be provided a copy of the Rules and Regulations of the property, uniformly applied to all tenants, and agrees to comply with them and any reasonable amendment of which Tenant is given a copy.

30. USE RESTRICTIONS: Tenant may not: (a) disfigure or deface the rental space, or permit any waste, nuisance or unlawful use; (b) violate any use or sign restrictions; (c) conduct a use causing increased insurance premium or cancellation of Landlord’ insurance.

31. LANDLORD CONSENT: Without Landlord’s consent, Tenant shall not: (i) use the rental space for any use not stated in this sub-lease; (ii) assign this sub-lease or sublet the rental space, except as provided hereinabove; (iii) encumber this sub-lease or the rental space; (iv) record the sub-lease; (v) erect any sign of any kind; (vi) modify the structure, the exterior, or any other part of the rental space, except as provided hereinabove; (vii) use the rental space in any way which requires its alteration.

32. MISCELLANEOUS: Tenant agrees: (a) that vehicles and storage containers of Tenant and Tenant’s employees will be parked on the property only in those areas delineated for such purpose on Exhibits B, and Tenant and Tenant’s employees may not use any parking area for any parking or storage of other than personal vehicles and permitted containers, on a daily basis, while engaged in Tenant’s business; (b) to at all times maintain rental space temperature at 55 or more degrees F.; (c) to make no agreement which can create a lien against the property; (d) to pay as rent attorney fees and other expenses of enforcing Landlord’s rights under this sub-lease; (e) that Landlord does not waive any right or remedy by (i) accepting a payment on account, (ii) electing a different right or remedy, (iii) taking no action, or (iv) in any way other than by a written waiver subscribed by Landlord; (f) that Landlord may allocate a payment on account as Landlord sees fit and regardless of instructions that accompany the payment; (g) to provide Landlord with a telephone number at which Tenant may be contacted in an emergency during other than regular business hours.

33. RELETTING AFTER DEFAULT: After default by Tenant and possession of the rental space returned to Landlord, whether by Tenant surrendering the keys to the Landlord or otherwise, the Landlord need not mitigate damages by seeking another tenant for the rental space, but may do so, in Landlord’s absolute discretion. In the event of renting to another, Landlord shall reduce Tenant arrears by rent received after first recovering costs, and compensation for Landlord’s services, related to any fixing of the rental space, the reletting and managing.

34. HOLDING OVER: Any period of possession of the rental space by Tenant after the ending of the term of this sub-lease may, at Landlord’s option, be construed to be a tenancy from month to month on all of the terms and conditions of this sub-lease except that the amount of the monthly installment shall be two times the amount due for the month immediately preceding the ending of the term.

35. ENVIRONMENTAL PROTECTION: Tenant shall provide compliance with environmental protection, environmental clean-up, and other environmental laws, whether in effect now or at any time in the future, including, but not be limited to: a) obtaining permits and/or licenses; b) avoiding the unauthorized release of hazardous or regulated substances into the environment; c) preparing any plan for, undertaking, and/or providing financial assurance with respect to, any clean-up determined necessary by any governmental agency; d) reporting, and complying with requirements related to, any closing, terminating or transferring of operations or property, or any other action covered by such law; e) providing all information requested by Landlord and/or any government agency for proof of non-applicability or other required submissions required; and f) promptly executing and delivering such proof or other submission. Tenant shall also indemnify and defend Landlord against all fines, penalties, assessments, suits, proceedings, claims and actions of any kind arising out of, or in any way connected with, Tenant’s failure to fully comply with any provision of this paragraph. Tenant’s obligations and liabilities under this paragraph shall survive ending of this lease. Tenant shall pay rent as a holdover tenant after ending of this lease, whether or not tenant has possession of the rental space, during any period of delay in reletting the rental space to another caused by any reporting, inspection, clean up, or other requirement of an environmental law related to Tenant’s use of the rental space. In addition to other remedies, Landlord may seek any remedy available in equity to enforce compliance with this paragraph. Tenant shall not be held liable for unauthorized or hazardous substances released through no fault of Tenant in the rental space before this lease term begins or after it ends, or which infiltrate from outside of the rental space.

36. BROKERS:

Landlord and Tenant acknowledge that Stoltz Realty, Inc. and KLNB, Inc. are the only two brokers that it has dealt with in respect of this Sub-lease and Landlord hereby agrees that Landlord shall pay to Stoltz Realty, Inc. and KLNB, Inc. the total brokerage commission (to be divided between Stoltz Realty, Inc. and KLNB, Inc.).

Landlord and Tenant hereby represent and warrant, each to the other, that they have not disclosed this Sub-lease or the subject matter hereof to, and have not otherwise dealt with, any broker, finder or any other person, firm, corporation or other legal entity so as to create any legal right or claim of whatsoever kind or nature for a commission or similar fee or compensation with respect to the Sub-lease. Landlord and Tenant hereby indemnify each other against, and agree to hold each other harmless from, any liability or claim (and all expenses, including attorneys’ fees, incurred in defending any such claim or in enforcing this indemnity) for a real estate brokerage commission or similar fee or compensation arising out of or in any way connected with any claimed dealings with the indemnitor and relating to the Sub-lease. The provisions of this Section shall survive the expiration or sooner termination of this Sub-lease.

IN WITNESS WHEREOF, the parties have executed this Sub-lease as of the day and year first above written.

ATTEST	LANDLORD
/s/ [witness]	/s/ Gregory Pettinaro
	BY:	Gregory Pettinaro

ATTEST:	TENANT:
/s/ [witness]	/s/ Keith Buchanan
	BY:	Keith Buchanan
SFA Inc., Frederick Manufacturing Division
Director of Business Operations

Exhibit A (Site Plan) and Exhibit B (Floor Plan) have been omitted. Global Defense Technology & Systems, Inc. agrees to furnish a copy of Exhibit A and/or Exhibit B to the Securities and Exchange Commission upon request.

Easton Lease AMENDMENT

FIRST AMENDMENT TO SUB-LEASE

This is the First Amendment of the Sub-Lease between Queensbury Village, Inc. (as “Landlord”) and SFA Inc., Frederick Manufacturing Division (as “Tenant”) dated July 1, 2003, for the property known as 28712 Glebe Road, Easton, MD.

1.	On Page 2 of the Sub-Lease, the assigned area of 120,000 square feet is deleted and the assigned area of approximately 193,798 square feet is added in its place effective November 7, 2003.

2.	The monthly installments commencing November 1, 2003 shall now be as follows:

Period	Monthly Rent
11/01/03 - 11/30/03	$29,247.25
12/01/03 - 09/30/04	$32,299.67
10/01/04 - 06/30/05	$48,449.50

3.	Landlord shall pay to Tenant $4,500,00 for tenant improvement costs.

4.	The date of this First Amendment shall be the day the Landlord signs it.

5.	Except as specifically provided above, the Lease is ratified, confirmed and shall remain in full force and effect.

Witness:	TENANT/SFA, Inc.,
Frederick Manufacturing Division

	/s/ Keith Buchanan	7 JAN 04
	By: Keith Buchanan,	Date
Director of Business Operations

Witness:	LANDLORD/Queensbury Village, Inc.

	/s/ Gregory Pettinaro	1-7-04
	By: Gregory Pettinaro	Date

SECOND AMENDMENT TO SUB-LEASE

This is the Second Amendment of the Sub-lease between Queensbury Village, Inc. (as “Landlord”) and SFA, Inc., Frederick Manufacturing Division (as “Tenant”) dated July 1, 2003, for the property known as 28712 Gelbe Road, Easton, MD and amended by that First Amendment on January 7, 2005.

1. In the First Amendment to Lease, the end of the term of June 30, 2005 is deleted and the end of the term of June 30, 2007 is added in its place. This additional term shall constitute the executive of the first option pursuant to Paragraph 25.

2. The monthly installments commencing July 1, 2005 shall now be as follows:

Period	Monthly Rent
7/1/05 – 6/30/06	$50,145.23
7/1/06 – 6/30/07	$51,900.32

3. The controllable CAM expenses shall be such items (Extermination, Landscaping, Repairs & Maintenance, Sprinkler/Fire Protection, Supplies, Management Fee, Elevator, Phone Lines – elevator) will be capped at $0.86 per square foot for the period of 7/1/05 – 6/30/06. At the end of period 7/1/05 – 6/30/06 the controllable CAM will be reviewed and revised for period 7/1/06 – 6/30/07 based on the latest actual information / projections. Uncontrollable CAM expenses shall be such items as (Real Estate Taxes, Insurance & Snow Removal) will not be capped. The current estimated amount for the Uncontrollable CAM expenses is $0.36 per square foot.

4. The date of this Second Amendment shall be the day the Landlord signs it.

5. Except as specifically provided above, the Lease is ratified, confirmed and shall remain in full force and effect.

Witness:	TENANT / SFA Inc., Frederick Manufacturing Division

	By:	/s/ Keith Buchanan
Keith Buchanan
Director of Business Operations

Witness:	LANDLORD / Queensbury Village, Inc.

/s/ [witness]	By:	/s/ Gregory Pettinaro	7/19/05
Gregory Pettinaro

THIRD AMENDMENT TO SUB-LEASE

This is the Third Amendment of the Sub-lease between Queensbury Village, Inc. (as “Landlord”) and SFA, Inc., Frederick Manufacturing Division (as “Tenant”) dated July 1, 2003, for the property known as 28712 Gelbe Road, Easton, MD and amended by that First Amendment on January 7, 2005.

1. In the First Amendment to Lease, the assigned area of 193,798 +/- square feet is deleted and the assigned area of approximately 200,378 +/- square feet is added in its place.

2. The monthly installments commencing July 1, 2005 shall now be as follows:

Period	Monthly Rent
9/1/05 – 6/30/06	$50,967.73
7/1/06 – 6/30/07	$52,751.61

3. The controllable CAM expenses shall be such items (Extermination, Landscaping, Repairs & Maintenance, Sprinkler/Fire Protection, Supplies, Management Fee, Elevator, Phone Lines – elevator) will be capped at $0.86 per square foot for the period of 9/1/05 – 6/30/06. At the end of period 9/1/05 – 6/30/06 the controllable CAM will be reviewed and revised for period 7/1/06 – 6/30/07 based on the latest actual information / projections. Uncontrollable CAM expenses shall be such items as (Real Estate Taxes, Insurance & Snow Removal) will not be capped. The current estimated amount for the Uncontrollable CAM expenses is $0.36 per square foot.

4. The date of this Third Amendment shall be the day the Landlord signs it.

5. Except as specifically provided above, the Lease is ratified, confirmed and shall remain in full force and effect.

Witness:	TENANT / SFA Inc., Frederick Manufacturing Division

	By:	/s/ Keith Buchanan
Keith Buchanan
Director of Business Operations

Witness:	LANDLORD / Queensbury Village, Inc.

/s/ [witness]	By:	/s/ Gregory Pettinaro	7/20/05
Gregory Pettinaro

FOURTH AMENDMENT TO SUB-LEASE

This is the Third Amendment of the Sub-lease between Queensbury Village, Inc. (as “Landlord”) and SFA, Inc., Frederick Manufacturing Division (as “Tenant”) dated July 1, 2003, for the property known as 28712 Gelbe Road, Easton, MD and amended by that First Amendment to Sub-Lease, dated July 19, 2005 and amended by that Third Amendment to Sub-Lease, dated July 20, 2005.

1. In the First Amendment to Lease, the assigned area of 193,798 +/- square feet is deleted and the assigned area of approximately 200,378 +/- square feet is added in its place.

2. On page one, (1), of the Third Amendment to Sub-Lease, the end of the term of June 30, 2007 is hereby deleted and the end of the term of June 30, 2009 shall be added in its place.

3. The monthly installments for the new term shall be as follows:

Period	Monthly Rent
07/01/07 – 06/30/08	$54,597.91
07/01/08 – 06/30/09	$56,508.84

4. The date of this Fourth Amendment to Sub-Lease shall be the day the Landlord signs it.

5. Except as specifically provided above, the Lease is ratified, confirmed and shall remain in full force and effect.

6. The controllable CAM expenses shall be such items as Extermination, Landscaping, Repairs & Maintenance, Sprinkler/Fire Protection, Supplies, Management Fee, Elevator, Phone lines, etc) shall be capped at $0.36 per square foot. Uncontrollable CAM expenses shall be such items as Real Estate taxes, Insurance and Snow Removal will not be capped. The current estimated amount for the Uncontrollable CAM expenses is $.33. At the end of period 07/01/07 to 06/30/08 that year the controllable CAM will be reviewed and revised for period 07/01/08 to 06/30/09 based on the latest actual information/projections.

Witness:	TENANT / SFA Inc., Frederick Manufacturing Division

/s/ [witness]	By:	/s/ Keith Buchanan	8/24/07
		Keith Buchanan	Date
Director of Business Operations

Witness:	LANDLORD / Queensbury Village, Inc.

/s/ [witness]	By:	/s/
		Managing Member	Date

FIFTH AMENDMENT TO SUB-LEASE

This is the Fifth Amendment of the sub-lease between Easton Land, LLC successor to Queensbury Villages, Inc. (as Landlord”) and global Strategies Group (North America) Inc. successor to SFA, Inc., (as Tenant”) dated July 1, 2003, for that Lease of 200,378+/- Square Feet, located at the property known as 28712 Gelbe Road, Easton, MD, (the “Lease”) and amended by that First Amendment to Sub-Lease on January 7, 2004, as amended by that Second Amendment to Sub-Lease, dated July 19, 2005, and as further amended by that Third Amendment to Sub-Lease, dated July 20, 2005 and as further amended by that Fourth Amendment to Lease, dated August 24, 2007.

The parties agree as follows:

1. On page one, of the Fourth Amendment to Sub-Lease, the end of the term of June 30, 2009 is hereby deleted and the end of the term of June 30, 2011 shall be added in its place.

2. The monthly installments for the new term shall be as follows:

Period	Monthly Rent
07/01/09 – 06/30/10	$58,443.58
07/01/10 – 06/30/11	$60,447.36

3. The Tenant shall have three (3) options to renew under the terms and conditions of the Option Rider A, which is attached to this Fifth Amendment to Sub-Lease.

4. The effective date of this Fifth Amendment to Sub-Lease shall be the day the Landlord signs it. Any annual increase in controllable CAM (site cleaning, landscaping, sprinkler/life safety, management fees and general plumbing repairs & maintenance) shall be no greater than 5% from the prior year’s actuals, unless the cause for any increase is due to Tenant’s gross negligence or there are extraordinary circumstances and the increase is mutually agreed in writing by both parties. Landlord shall provide 30 days’ written notice to Tenant (including supporting documentation) regarding any CAM changes.

5. Except as specifically provided above, the Sub-Lease is ratified, confirmed and shall remain in full force and effect:

Witness:	TENANT / Global Strategies Group (North America) Inc.

/s/ [witness]	By:	/s/ Todd Ensminger
Todd Ensminger
General Counsel

Witness:	Landlord / Easton Land, LLC

/s/ [witness]	By:	/s/	4-6-09
		Managing Member	Date

OPTION RIDER – A

Landlord: Easton Land, LLC

Tenant: Global Strategies Group (North America) Inc. successor to SFA, Inc.

For rental space of 200,378+/- square feet numbered 28712 at the Gelbe Road, Easton, MD.

This lease may be extended for three (3) new term(s), at the option of Tenant only, upon the following conditions:

1. Prior to the commencement of the new term there has been no material default for which Landlord may have terminated the lease, whether or not Landlord served notice or took other action to terminate;

2. The Tenant shall mail written notice of exercise of this option to Landlord, postmarked no more than twelve (12) and no less than six (6) months preceding the commencement of the new term;

3. The new term shall be upon the same terms and conditions as provided in the lease, except: (a) there shall be no privilege to extend the term for any period of time beyond the expiration of the new term (except as provided in the Option Rider-A); (b) the monthly installments during the new term(s) shall be as follows:

First Option Term
07/0/11 to 06/30/12	$62,618.13
07/01/12 to 06/30/13	$64,788.89

Second Option Term
07/01/13 to 06/30/14	$66,959.65
07/01/14 to 06/30/15	$69,297.39

Third Option Term
07/01/15 to 06/30/16	$71,802.12
07/01/16 to 06/30/17	$74,306.84

4. the length of each new term shall be two (2) years, and it shall commence immediately upon the expiration of the term during which the notice is sent and shall be under the same terms and conditions as provided in the lease;

5. If an option to extend the term of the lease is not exercised then all other options to renew shall automatically terminate and be null and void.

/s/ Todd Ensminger	/s/	4-6-09
Tenant	Landlord